EXHIBIT (12)

May 28, 2009

Eaton Vance National Municipal Income Trust Two International Place Boston, Massachusetts 02110

Eaton Vance Municipal Income Trust Two International Place Boston, Massachusetts 02110

                                 Re: Reorganization to Combine Two Massachusetts Business Trusts

Ladies and Gentlemen:

     Eaton Vance National Municipal Income Trust (“Acquired Fund”) and Eaton Vance Municipal Income Trust (“Acquiring Fund”), each of which is a Massachusetts business trust, have requested our opinion as to certain federal income tax consequences of Acquiring Fund’s proposed acquisition of Acquired Fund pursuant to an Agreement and Plan of Reorganization dated November 17, 2008, between them (“Agreement”).1 The Agreement contemplates the transactions comprising the Reorganization -- i.e., Acquiring Fund’s acquisition of all the Acquired Fund’s assets in exchange solely for Acquiring Fund Common Shares, Acquiring Fund APS, and Acquiring Fund’s assumption of all the Acquired Fund’s liabilities, followed by Acquired Fund’s distribution of Acquiring Fund Common Shares pro rata to the holders of the Acquired Fund Common Shares and Acquiring Fund APS pro rata to the holders of the Acquired Fund APS in liquidation thereof.

     In rendering this opinion, we have examined (1) the Agreement, (2) the combined Proxy Statement and Prospectus dated March 19, 2009, regarding the Reorganization that was furnished in connection with the solicitation of proxies by the Board of Trustees of each Fund for use at a special meeting of Acquiring Fund shareholders and Acquired Fund shareholders that was scheduled for May 15, 2009, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters

[1]	Each capitalized term not defined herein has the meaning ascribed thereto in the Agreement.

DC-1319775 v5

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of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations of officers of the Funds, as contemplated in Sections 8(f) and 9(f) of the Agreement (each, a “Representation”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is correct without that qualification as of 4:00 p.m., Eastern Time, on the date hereof (“Effective Time”). We have also assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

     Based solely on the facts and assumptions described above, and conditioned on the Representations’ being true and complete at the Effective Time and the Reorganization being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof), our opinion is as follows:

     (1) Acquiring Fund’s acquisition of the Acquired Fund’s assets in exchange solely for Acquiring Fund Common Shares, Acquiring Fund APS, and its assumption of the Acquired Fund’s liabilities, followed by Acquired Fund’s distribution of Acquiring Fund Common Shares pro rata to the shareholders of the Acquired Common Shares and Acquiring Fund APS pro rata to the shareholders of Acquired Fund APS actually or constructively in exchange for their respective Acquired Fund Common Shares or Acquired Fund APS, in complete liquidation of Acquired Fund, will qualify as a “reorganization” (as defined in section 368(a)(1)(C)2), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));

     (2) Acquired Fund will recognize no gain or loss on the transfer of its assets to Acquiring Fund in exchange solely for Acquiring Fund Common Shares, Acquiring Fund APS, and Acquiring Fund’s assumption of Acquired Fund liabilities or on the subsequent distribution of those

[2]	“Section” references are to the Internal Revenue Code of 1986, as amended (“Code”).

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shares to the Acquired Fund shareholders in exchange for their respective Acquired Fund Common Shares or Acquired Fund APS;

     (3) Acquiring Fund will recognize no gain or loss on its receipt of the Acquired Fund assets in exchange solely for Acquiring Fund Common Shares, Acquiring Fund APS, and its assumption of the Acquired Fund liabilities;

     (4) Acquiring Fund’s basis in each Acquired Fund asset will be the same as Acquired Fund’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for each Acquired Fund asset will include Acquired Fund’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating the holding period for an Acquired Fund asset);

     (5) Except as described in paragraph (6) below, an Acquired Fund shareholder will recognize no gain or loss on the exchange of all its respective Acquired Fund Common Share or Acquired Fund APS solely for Acquiring Fund Common Shares or Acquiring Fund APS, respectively, pursuant to the Reorganization;

     (6) Any shareholder of Acquired Fund Common Shares who receives cash in lieu of a fractional Acquiring Fund Common Share to which such Shareholder is entitled will recognize gain or loss in an amount equal to the difference between the amount of cash received and the portion of such shareholder’s basis in its Acquired Fund Common Shares that is allocable to the fractional Acquiring Fund Common Share;

     (7) An Acquired Fund shareholder’s aggregate basis in the Acquiring Fund Common Share or Acquiring Fund APS it receives in the Reorganization will be the same as the aggregate basis in its respective Acquired Fund Common Share or Acquiring Fund APS it actually or constructively surrenders in exchange for those Acquiring Fund Shares, and such initial aggregate basis will then be reduced by the amount of such basis allocable to any fractional Acquiring Fund Common Shares for which the shareholders of Acquired Fund Common Shares receive cash; and

     (8) An Acquired Fund shareholder’s holding period for the Acquiring Fund Common Share or Acquiring Fund APS it receives in the Reorganization will include, in each instance, its holding period for that respective Acquired Fund Common Share or Acquired Fund APS, provided

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the Acquired Fund shareholder holds that Acquired Fund Common Share or Acquired Fund APS as a capital asset at the Effective Time.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any shareholder with respect to any Acquired Fund asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

     Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the regulations thereunder, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

     Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Finally, our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without our express written consent.

     We hereby consent to this opinion accompanying the registration statement of the Acquiring Fund when it is filed with the Securities and Exchange Commission and to the reference to our firm in such registration statement.

Very truly yours,

/s/ K&L Gates LLP
K&L GATES LLP